Exhibit F-2
                                  Beggs & Lane
                        Attorneys and Counsellors at Law
                              Post Office Box 12590
                          Pensacola, Florida 32591-2950
                                  850-432-2451


                                  April 9, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


         Re:      Statement on Form U-1 of Gulf Power Company, et al.


Ladies and Gentlemen:

         We are familiar with the statement on Form U-1 referred to above and are furnishing this opinion with respect to the proposed borrowings by Gulf Power Company ("Gulf") from the Funding (as defined in such statement on Form U-1) pursuant to the financial services agreements described in such statement on Form U-1.

         We are of the opinion that Gulf is validly organized and duly existing as a corporation under the laws of the State of Maine and that, upon the issuance of your order herein and in the event that the proposed transactions by Gulf are consummated in accordance with such statement on Form U-1 and such order:

         (a) all state laws applicable to the proposed transactions by Gulf will have been complied with;

         (b) the borrowings by Gulf pursuant to the financial services agreements will be valid and binding obligations of Gulf in accordance with their terms; and

         (c) the consummation of the proposed transactions by Gulf will not violate the legal rights of the holders of any securities issued by Gulf or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.

                                Very truly yours,

                                 /s/Beggs & Lane